MUNIHOLDINGS INSURED FUND II, INC.

FILE # 811-9191

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
04/25/2002	Philadelphia PA Redev Auth 5.5% 4/15/18	$142,645,000	$2,000,000	PaineWebber
08/22/2002	Mass. ST GO 5.375% 08/01/22	$670,745,000	$2,655,000	Salomon
		$	$